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                                                                     EXHIBIT 5.1

                      [OSLER, HOSKIN & HARCOURT LETTERHEAD]

February 26, 2004

Bank of Montreal
1 First Canadian Place
Toronto, Ontario
M5X 1A1

Dear Sirs:

We have acted as Canadian counsel to Bank of Montreal, a Canadian chartered bank (the "Bank"), in connection with the registration statement on Form S-8 (the "Registration Statement") of the Bank which is being filed with the Securities and Exchange Commission on February 26, 2004 covering up to 1,000,000 common shares of the Bank, without par value (the "Shares"), issuable to eligible employees of the Bank who are participants of the Employees Savings and Profit Sharing Plan of Bank of Montreal/Harris (the "Plan").

As such counsel, we have examined such questions of law and documents as we have deemed necessary or advisable in order to enable us to express the opinion hereinafter set forth.

Based on the foregoing, we are of the opinion that the Shares, when sold pursuant to, and for the consideration expressed in the Plan, will be legally issued, fully paid and non-assessable.

We are solicitors qualified to practise law in the Province of Ontario and we express no opinion as to any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

We hereby consent to the filing of this opinion as an exhibit to the above mentioned Registration Statement of the Bank and to the use of our name and the reference to our firm in the said Registration Statement.

Yours very truly,



 /s/ Osler, Hoskin & Harcourt LLP